Exhibit 5.1

Capital Product Partners L.P.

3, Iassonos Street

Piraeus, Athens

18537, Greece

Our reference: 24435.50035/80882354v3

November 27, 2023

Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the issuance of up to $500,000,000 of the Partnership’s common units (the “Rights Offering Units”), each representing limited partnership interests in the Partnership, upon the exercise of certain rights to subscribe for and purchase common units of the Partnership distributed to holders of record of the Partnership’s outstanding common units at the close of business on November 24, 2023. The Rights Offering Units are to be issued pursuant to an Umbrella Agreement, dated November 13, 2023 (the “Umbrella Agreement”), among the Partnership, Capital Maritime & Trading Corp. and Capital GP L.L.C. (the “General Partner”).

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)

the registration statement on Form F-3 (File No. 333-274-680) (the “Registration Statement”) which became effective with the Securities and Exchange Commission on September 29, 2023 and the prospectus included therein (the “Base Prospectus”), and the prospectus supplement filed on the date hereof (the “Prospectus Supplement”);

(ii)	the Umbrella Agreement;

(iii)	the certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”);

(iv)

the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 22, 2010, as amended by the Amendment dated as of September 30, 2011, and the Second Amendment dated as of May 22, 2012, and the Third Amendment dated as of March 19, 2013 and the Fourth Amendment dated as of August 25, 2014 (together with the Certificate of Limited Partnership, the “Organizational Documents”); and

(v)	such other papers, documents and certificates of public officials and certificates of representatives of the Partnership and its general partner, the General Partner, as we have deemed necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures (including electronic signatures) and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have further assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

In rendering this opinion, we have also assumed (x) that the Rights Offering Units shall be issued and sold in compliance with in all respects (i) the Securities Act of 1933, as amended (the “Securities Act”), (ii) all other applicable U.S. federal and state securities and other laws, and (iii) the terms, conditions and restrictions set forth in the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Umbrella Agreement and all of the instruments and other documents relating thereto or executed in connection therewith; (y) that the Umbrella Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Partnership) and their power, authority and legal right to enter into and perform their respective obligations thereunder; and (z) the validity and enforceability of the Umbrella Agreement against the parties thereto. We have assumed that fractional units will not be issued, and any fractional units that would otherwise be issued will be rounded down to the nearest whole number.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Rights Offering Units are issued and delivered against payment therefor in accordance with the terms of the Organizational Documents, Registration Statement, the Base Prospectus, the Prospectus Supplement and the Umbrella Agreement, the Rights Offering Units will be validly issued, fully paid (to the extent required under the Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership, the discussion of this opinion in the Registration Statement, the Base Prospectus, and the Prospectus Supplement, and to the references to our firm in the Registration Statement, the Base Prospectus, and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules and regulations.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP